EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-92438, 333-42279, 333-71623, 333-77357, 333-38570 and 333-58752 of Captaris, Inc. on Form S-8 of our report dated March 26, 2003 relating to the consolidated financial statements of Captaris, Inc. and subsidiaries as of December 31, 2002 and 2001, and for the years then ended (which report expresses an unqualified opinion and includes explanatory paragraphs (a) relating to the application of procedures to certain revisions and disclosures of financial statement amounts presented in the 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such revisions and disclosures, (b) relating to the restatement described in Note 19 and (c) relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, as discussed in Note 5, relating to the consolidated financial statements of Captaris, Inc. as of and for the years ended December 31, 2001 and 2002 appearing in this Annual Report on Form 10-K of Captaris, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Seattle, Washington

March 26, 2003